Exhibit 99.1


         Gentiva(R) Reports Fourth Quarter and Full Year 2003 Results

    MELVILLE, N.Y., Feb. 9 /PRNewswire-FirstCall/ -- Gentiva Health Services, Inc. (Nasdaq: GTIV), the nation's largest provider of home health services, today announced its fourth quarter and year-end 2003 financial results, which reflect revenue and earnings growth in both periods compared to the prior year, and a strong balance sheet at year end, with cash and cash equivalents, restricted cash and short-term investments of $110 million.
    For the fourth quarter of 2003, net income was $41.8 million and diluted earnings per share (EPS) was $1.53, including a one-time tax benefit of $1.29 per diluted share. During the fourth quarter, it was determined that the Company's deferred tax assets should be recognized due to the Company's achieved earnings trends and outlook. As a result, the full valuation allowance against net deferred tax assets was reversed in the fourth quarter of 2003, resulting in an income tax benefit in the Statement of Operations of $35.0 million and an additional credit to Shareholders' Equity of $19.5 million.
    Excluding the tax benefits associated with reversal of the valuation allowance and assuming a normalized tax rate of 39 percent, Gentiva's fourth quarter income from continuing operations on a pro forma basis was $4.2 million, or $0.15 per diluted share, in the 2003 period versus
$3.2 million, or $0.12 per diluted share in the 2002 period. (See Supplemental Information for a reconciliation between Income from Continuing Operations - As Reported and Income from Continuing Operations - Pro Forma.)
    Net revenues for the fourth quarter of 2003 of $203.9 million represented a $12.3 million, or 6.4%, increase from the $191.6 million reported in the fourth quarter of 2002. Revenue growth was fueled primarily by the Company's Medicare business for which fourth quarter revenues increased by $10.1 million, or 25.2%, over the same period a year earlier. Medicare growth was driven primarily by a more than 17% increase in new episodes serviced, a 3.3% reimbursement rate increase - representing $1.6 million -- that became effective for patients on service as of October 1, 2003, and operational and clinical process enhancements.
    For the fiscal year ended December 28, 2003, net revenues of $814.0 million represented a $45.5 million, or 5.9%, increase from the $768.5 million reported in fiscal year 2002. Net income for fiscal 2003 was $56.8 million, or $2.07 per diluted share, which included a tax benefit of $1.28 per diluted share related to the reversal of the deferred tax valuation allowance, compared with a loss of $49.0 million, or $1.87 per diluted share, for the corresponding period of 2002. Fiscal 2002 results included a loss from continuing operations, including restructuring and special charges, of $53.5 million or $2.05 per share; income from discontinued operations of $191.6 million, or $7.32 per share, relating to the operating results and the gain on the June 2002 sale of the Specialty Pharmaceutical Services business; and a loss on the cumulative effect of the accounting change relating to goodwill of $187.1 million, or $7.14 per share.
    Excluding the tax benefits discussed above and assuming a normalized tax rate of 39 percent, pro forma income from continuing operations for fiscal 2003 was $14.2 million, or $0.52 per diluted share, compared to $6.7 million, or $0.24 per diluted share, for fiscal 2002, excluding restructuring and special charges.
    "Gentiva had a very good quarter and a solid fiscal year, and this is another sign of our ability to deliver steady and more predictable performance in a dynamic health care marketplace," said Chairman and CEO Ron Malone. "We are aligning the goals of our expanded sales force with our branch nursing operations so that we compete even more effectively for Medicare business. At the same time, CareCentrix(R) continues to help commercial insurers find innovative and cost-effective solutions for delivering high quality care and superior customer service to their members.
    "We are managing Gentiva to realize the opportunities as a growing number of payors and patients recognize home health care for its effective solutions to spiraling costs," he added. "During fiscal 2003, we generated positive cash flow from operating activities of $30.7 million. In addition, our balance of cash items and short-term investments grew from $104 million at the end of the third quarter to $110 million at year end 2003, even though we spent nearly $5 million on share repurchases and $4 million on capital expenditures during the fourth quarter. Our strong balance sheet -- together with technological advances, recruitment and retention initiatives and a host of other tools -- establishes a solid foundation for pursuing our growth strategies in 2004 and beyond."

    Non-GAAP Financial Measures
    The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

    Conference Call and Web Cast Details
    The Company will comment further on its fourth quarter and fiscal 2003 results during its quarterly conference call and live web cast to be held tomorrow morning, February 10, 2004, at 10:00 a.m. Eastern Standard Time. To participate in the call from the United States or Canada, dial:
(612) 326-1011. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. To hear the web cast, log onto http://www.gentiva.com/investor/events.asp. This press release is also accessible at the same link, and a transcript of the conference call will be available on the site within 24 hours after the call.

    About Gentiva Health Services
    Gentiva Health Services is the nation's largest home health services provider. Gentiva serves patients through more than 350 direct service delivery units and through CareCentrix(R), which manages home health care services for many major managed care organizations throughout the United States. The Company is a single source for skilled nursing; physical, occupational, speech and neuro-rehabilitation services; social work; nutrition; disease management education and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.


     (in 000's, except per share data)     4th Quarter         Fiscal Year
                                          --------------      --------------
                                          2003      2002      2003      2002
                                          ----      ----      ----      ----
    Statements of Operations
      Net revenues                     $203,869  $191,636  $814,029  $768,501
      Cost of services sold             129,458   127,925   531,987   520,901
                                       --------------------------------------
      Gross profit                       74,411    63,711   282,042   247,600
      Selling, general and
       administrative expenses          (66,002)  (56,765) (252,334) (276,355)
      Depreciation and amortization      (1,687)   (1,720)   (6,851)   (7,185)
                                       --------------------------------------
      Operating income (loss)             6,722     5,226    22,857   (35,940)
      Interest income, net                  166        93       441       834
      Income (loss) before income
       taxes from continuing operations   6,888     5,319    23,298   (35,106)
      Income tax benefit (expense)       34,883    (2,008)   33,468   (18,437)
                                       --------------------------------------
      Income (loss) from continuing
       operations                        41,771     3,311    56,766   (53,543)
      Discontinued operations,
       net of tax                           -         -         -     191,578
                                       --------------------------------------
      Income before cumulative effect
       of accounting change              41,771     3,311    56,766   138,035
      Cumulative effect of accounting
       change, net of tax                   -       2,008       -    (187,068)
                                       --------------------------------------
      Net income (loss)                 $41,771    $5,319   $56,766  $(49,033)
                                       ======================================

    Earnings per Share
     Basic:
      Income (loss) from continuing
       operations                         $1.62     $0.12     $2.16    $(2.05)
      Discontinued operations,
       net of tax                          $-        $-        $-       $7.32
      Cumulative effect of accounting
       change, net of tax                  $-       $0.08      $-      $(7.14)
                                       --------------------------------------
      Net income (loss)                   $1.62     $0.20     $2.16    $(1.87)
                                       ======================================

      Average shares outstanding         25,852    26,380    26,262    26,183
                                       ======================================

     Diluted:
      Income (loss) from
       continuing operations              $1.53     $0.12     $2.07    $(2.05)
      Discontinued operations,
       net of tax                          $-        $-        $-       $7.32
      Cumulative effect of
       accounting change, net of tax       $-       $0.07      $-      $(7.14)
                                       --------------------------------------
      Net income (loss)                   $1.53     $0.19     $2.07    $(1.87)
                                       ======================================

      Average shares outstanding         27,225    27,432    27,439    26,183
                                       ======================================


    Balance Sheets
     ASSETS                                     Dec 28, 2003      Dec 29, 2002
                                                ------------      ------------
      Cash and cash equivalents                    $78,263          $101,241
      Restricted cash                               21,750               -
      Short-term investments                        10,000               -
      Net receivables                              132,998           125,078
      Deferred tax assets                           26,464               752
      Prepaid expenses and other current assets      6,524             9,782
                                                  --------------------------
           Total current assets                    275,999           236,853

      Fixed assets                                  15,135            13,025
      Deferred tax assets, net                      28,025               -
      Other assets                                  15,929            14,553
                                                  --------------------------
          Total assets                            $335,088          $264,431
                                                  ==========================

     LIABILITIES AND SHAREHOLDERS' EQUITY
      Accounts payable                             $16,079           $16,865
      Payroll and related taxes                     12,932            12,377
      Medicare liabilities                          12,736            11,880
      Cost of claims incurred but not reported      28,525            27,899
      Obligations under insurance programs          37,200            37,829
      Other accrued expenses                        32,230            25,664
                                                  --------------------------
           Total current liabilities               139,702           132,514

      Other liabilities                             18,207            18,869
      Shareholders' equity                         177,179           113,048
                                                  --------------------------
           Total liabilities and
            shareholders' equity                  $335,088          $264,431
                                                  ==========================

      Common shares outstanding                     25,598            26,385
                                                  ==========================


                                                          Fiscal Year
                                                     ----------------------
    Statements of Cash Flows                         2003              2002
                                                     ----              ----
     OPERATING ACTIVITIES:
     Net income (loss)                             $56,766          $(49,033)
     Adjustments to reconcile net income
      (loss) to net cash provided by (used in)
      operating activities
      Loss (Income) from discontinued operations       -            (191,578)
      Cumulative effect of accounting change           -             187,068
      Depreciation and amortization                  6,851             7,185
      Provision for doubtful accounts                7,684             4,936
      Loss (gain) on sale / disposal of
       businesses and fixed assets                    (209)              951
      Stock option tender offer                        -              21,388
      Deferred income taxes                        (35,035)           12,837
     Changes in assets and liabilities,
      net of acquisitions/divestitures
      Accounts receivable                          (15,604)           10,281
      Prepaid expenses and other current assets      3,048             7,825
      Current liabilities                            7,065             6,393
     Change in net assets held for sale                -               3,300
     Other, net                                        137            (3,024)
                                                  --------------------------
     Net cash provided by operating activities      30,703            18,529
                                                  --------------------------

     INVESTING ACTIVITIES:
     Purchase of fixed assets -
      continuing operations                         (8,777)           (4,116)
     Purchase of fixed assets -
      discontinued operations                          -              (2,121)
     Proceeds from sale of assets / business           200           206,564
     Acquisition of businesses                      (1,300)              -
     Purchase of short-term investments            (24,900)              -
     Maturities of short-term investments           14,935               -
     Withdrawal from (deposits into)
      restricted cash                              (21,750)           35,164
                                                  --------------------------
     Net cash provided by (used in)
      investing activities                         (41,592)          235,491
                                                  --------------------------

     FINANCING ACTIVITIES:
     Proceeds from issuance of common stock          2,336             6,971
     Repurchases of common stock                   (14,425)              -
     Debt issuance costs                               -              (1,321)
     Cash distribution to shareholders                 -            (203,983)
     Payments for stock option tender                  -             (21,388)
     Advance paid to Medicare program                  -              (5,038)
                                                  --------------------------
     Net cash (used in) financing activities       (12,089)         (224,759)
                                                  --------------------------

     Net change in cash and cash equivalents       (22,978)           29,261
     Cash and cash equivalents at
      beginning of period                          101,241            71,980
                                                  --------------------------
     Cash and cash equivalents at end of period    $78,263          $101,241
                                                  ==========================

     SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES For fiscal year 2003, in connection with the reversal of the valuation allowance, deferred tax benefits associated with stock compensation deductions of $19.5 million have been credited to shareholders' equity.

     For fiscal year 2002, in connection with the sale of the Company's Specialty Pharmaceutical Services business on June 13, 2002, the Company received 5,060,976 shares of common stock of Accredo Health, Incorporated, which were subsequently distributed to the Company's shareholders.

                                          4th Quarter         Fiscal Year
                                         --------------      --------------
                                         2003      2002      2003      2002
                                         ----      ----      ----      ----
    Supplemental Information
     Net Revenues:
     Medicare                          $50,160   $40,058  $178,662  $162,293
     Medicaid and Other Government      39,430    42,102   165,151   167,411
     Commercial Insurance and Other    114,279   109,476   470,216   438,797
                                      --------------------------------------
          Total net revenues          $203,869  $191,636  $814,029  $768,501
                                      ======================================

    A reconciliation of income (loss) from continuing operations, average diluted shares outstanding and diluted earnings per share between As Reported and Pro Forma amounts follows (1):

     Income (loss) from Continuing
      Operations- As Reported          $41,771    $3,311   $56,766  $(53,543)
     Add: income tax (benefit)
      expense - As Reported (2)        (34,883)    2,008   (33,468)   18,437
                                       --------------------------------------
    Income (loss) before income
      taxes from continuing operations   6,888     5,319    23,298   (35,106)
     Add: restructuring and
      special charges (3)                  -         -         -      46,056
                                       --------------------------------------
    Income before income taxes and
      restructuring and special
      charges from continuing operations 6,888     5,319    23,298    10,950
     Less: income tax expense -
      At assumed 39% rate                2,686     2,074     9,086     4,271
                                       --------------------------------------
    Income from Continuing
      Operations - Pro Forma            $4,202    $3,245   $14,212    $6,679
                                       ======================================

     Average diluted shares
      outstanding - As Reported         27,225    27,432    27,439    26,183
     Add: common stock equivalents (4)     -       -           -       1,592
                                       --------------------------------------
    Average diluted shares
      outstanding - Pro Forma           27,225    27,432    27,439    27,775
                                       ======================================

     Diluted Earnings per Share
     Income (loss) from Continuing
      Operations - As Reported           $1.53     $0.12     $2.07    $(2.05)
                                       ======================================
     Income from Continuing
      Operations - Pro Forma             $0.15     $0.12     $0.52     $0.24
                                       ======================================

    Notes:
    (1) Although Income from Continuing Operations - Pro Forma is a non-GAAP financial measure, management believes that the presentation of income from continuing operations as calculated using an effective tax rate of 39% and excluding restructuring and special charges is a useful adjunct to Income (Loss) from Continuing Operations - As Reported under GAAP because it measures the Company's performance in a consistent manner between the results for the fourth quarter and fiscal years 2003 and 2002. In addition, Income from Continuing Operations - Pro Forma facilitates comparison between Gentiva and other companies. Furthermore, due to the unusual historical relationship between income tax expense and income before income taxes from continuing operations as described in Note 2, the presentation of Income from Continuing Operations - Pro Forma incorporates an effective tax rate, which may be more representative of the Company's normalized rate. Management also believes that the restructuring and special charges recorded in the second quarter of fiscal 2002 should be excluded from Income from Continuing Operations - Pro Forma for fiscal year 2002, as these costs represent non-recurring charges associated with business realignment activities related to the sale of the SPS business and other costs described in Note 3. For these reasons, management believes that Income from Continuing
        Operations - Pro Forma is useful to investors. Investors should not view Income from Continuing Operations - Pro Forma as an alternative to the GAAP measure of Income (Loss) from Continuing Operations.

    (2) For the fourth quarter and fiscal year 2003, the Company recorded income tax benefits of approximately $34.9 million and $33.5 million, respectively, due primarily to the reversal of the valuation allowance against net deferred tax assets in the fourth quarter of fiscal 2003. During the fiscal year 2002, income tax expense relating to continuing operations was $18.4 million. The estimated income tax expense includes a provision of $26.9 million that was recorded in the first quarter of fiscal 2002 to establish a valuation allowance against certain deferred tax assets that were recorded with the adoption of FAS No. 142 and the subsequent write-off of goodwill; the corresponding tax benefit for the same amount was recorded in the cumulative effect of accounting change line during the 2002 period.

    (3) Restructuring and special charges recorded by Gentiva during the fiscal year 2002 aggregated $46.1 million, of which $6.3 million was recorded in cost of services sold and $39.8 million was recorded in selling, general and administrative expenses. These charges consisted primarily of restructuring charges relating to severance and lease payments associated with the realignment and consolidation of business activities of $6.8 million; cash payments and related expenses in connection with the Company's tender offer to purchase and cancel outstanding stock options of $21.4 million; settlement costs of $7.7 million; a refinement of the estimation process associated with the Company's actuarially determined workers' compensation and professional liability insurance reserves of $6.3 million; and, asset writedowns and the write-off of deferred debt issuance costs associated with the terminated credit facility of $3.8 million.

    (4) The computations of diluted earnings per share for the Company's Income from Continuing Operations - Pro Forma for the fiscal year 2002 include the effect of an incremental 1,592,000 shares that would be issuable upon the assumed exercise of stock options under the treasury stock method. For purposes of the computation of diluted earnings
        (loss) per share for the Company's Income (Loss) from Continuing Operations - As Reported for the fiscal year 2002, these incremental shares were excluded, since their inclusion would be antidilutive on earnings.

    Forward-Looking Statement
    Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payor sources; ability of customers to pay for services; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K for the year ended December 29, 2002.

     Financial and Investor Contact: John R. Potapchuk
                                     631-501-7035
                                     john.potapchuk@gentiva.com

     Media Contact:                  David Fluhrer
                                     631-501-7102
                                     516-857-7231
                                     david.fluhrer@gentiva.com

SOURCE  Gentiva Health Services, Inc.
    -0-                             02/09/2004
    /CONTACT: Financial and Investor - John R. Potapchuk, +1-631-501-7035, john.potapchuk@gentiva.com; or Media - David Fluhrer, +1-631-501-7102, +1-516-857-7231, david.fluhrer@gentiva.com, both of Gentiva Health Services, Inc./
    /Web site:  http://www.gentiva.com /
    (GTIV)

CO:  Gentiva Health Services, Inc.
ST:  New York
IN:  MTC HEA
SU:  ERN CCA